                                                                    EXHIBIT 21.0





                         SUBSIDIARIES OF THE REGISTRANT



Syntek Asset Management, L.P., a 76.8% owned Delaware limited partnership, and Consolidated Equity Properties, Inc., a wholly-owned Nevada corporation, are "significant subsidiaries" of the Registrant (as such term is defined in Rule 1- 02(v) of Regulation S-X). The remaining subsidiaries of the Company, considered in the aggregate, would not constitute a "significant subsidiary".





                                      101